Exhibit T3C

ANGIOTECH PHARMACEUTICALS (US), INC.

AND EACH OF THE GUARANTORS PARTY HERETO

9% SENIOR NOTES DUE 2016

INDENTURE

Dated as of August     , 2012

Deutsche Bank National Trust Company

Trustee

THIS INDENTURE IS SUBJECT TO (1) THAT CERTAIN INTERCREDITOR AGREEMENT (AS AMENDED FROM TIME TO TIME, THE “FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT”) DATED AS OF MAY 12, 2011, BY AND BETWEEN WELLS FARGO CAPITAL FINANCE, LLC, AS ARRANGER AND ADMINISTRATIVE AGENT UNDER THE CREDIT AGREEMENT (AS SUCH TERM IS DEFINED HEREIN) AND DEUTSCHE BANK NATIONAL TRUST COMPANY, AS FRN COLLATERAL AGENT AND AS COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED HEREIN), AND ACKNOWLEDGED BY DEUTSCHE BANK NATIONAL TRUST COMPANY, AS FRN TRUSTEE AND AS TRUSTEE (AS SUCH TERMS ARE DEFINED HEREIN), AND BY ANGIOTECH PHARMACEUTICALS, INC. AND EACH OF ITS AFFILIATES SIGNATORY THERETO AND (2) THAT CERTAIN INTERCREDITOR AGREEMENT (AS AMENDED, THE “SECOND LIEN INTERCREDITOR AGREEMENT”) DATED AS OF THE DATE HEREOF, BETWEEN THE FRN AGENT AND THE 9% NOTES AGENT AND ACKNOWLEDGED BY ANGIOTECH PHARMACEUTICALS, INC. AND EACH OF ITS AFFILIATES SIGNATORY THERETO. THE LIENS AND SECURITY INTERESTS EVIDENCED HEREBY AND IN THE RELATED COLLATERAL DOCUMENTS ARE SUBORDINATE TO THE SENIOR INDEBTEDNESS (AS DEFINED THEREIN) IN THE MANNER AND TO THE EXTENT SET FORTH IN, AND AS MORE PARTICULARLY DESCRIBED IN, THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT AND PARI PASSU WITH THE OTHER SECOND LIEN INDEBTEDNESS (AS DEFINED THEREIN) IN THE MANNER AND TO THE EXTENT SET FORTH IN, AND AS MORE PARTICULARLY DESCRIBED IN, THE SECOND LIEN INTERCREDITOR AGREEMENT, AND EACH PARTY TO THIS INDENTURE, BY ITS EXECUTION HEREOF, AND EACH HOLDER OF THE NOTES GOVERNED HEREBY, SHALL BE BOUND BY THE PROVISIONS OF THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT AND BY THE PROVISIONS OF THE SECOND LIEN INTERCREDITOR AGREEMENT.

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EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF NOTATION OF GUARANTEE
Exhibit C	FORM OF SUPPLEMENTAL INDENTURE
Exhibit D-1	FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT
Exhibit D-2	REAFFIRMATION AND JOINDER AGREEMENT
Exhibit D-3	SECOND LIEN INTERCREDITOR AGREEMENT

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INDENTURE dated as of August     , 2012 among Angiotech Pharmaceuticals (US), Inc., a corporation organized under the laws of the State of Washington, the Guarantors (as defined) and Deutsche Bank National Trust Company, as trustee.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 9% Senior Notes due 2016 (the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease (as lessor), conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Parent, the Company and their Restricted Subsidiaries taken as a whole will be governed by Section 4.15 hereof and/or Section 5.01 hereof and not by Section 4.10 hereof; and

(2) the issuance of Equity Interests in the Company or any of the Restricted Subsidiaries or the sale of Equity Interests in any of their respective Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2) a transfer of assets between or among the Company and any Guarantor, or a transfer of assets between or among any non-Guarantor that is a Restricted Subsidiary of the Parent;

(3) a transfer of assets to the Company or any Guarantor from any Restricted Subsidiary of the Parent;

(4) an issuance of Equity Interests by the Company to the Parent, or by the Parent or a Restricted Subsidiary of the Parent to the Company or to any Guarantor;

(5) the sale or lease of inventory, products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, surplus or worn-out or obsolete assets in the ordinary course of business including by the discontinuation of operations or divisions;

(6) the license of any intellectual property of the Parent, the Company or any of their Restricted Subsidiaries in the ordinary course of business that is not material to the Parent, the Company or any of its Restricted Subsidiaries (as applicable), taken as a whole, up to an aggregate Fair Market Value of $5.0 million for all such transactions;

(7) the exchange of assets held by the Parent, the Company or a Restricted Subsidiary of the Parent for assets held by any Person or entity, provided that (i) the assets received by the Parent, the Company or such Restricted Subsidiary of the Parent in any such exchange will immediately constitute, be part of, or be used in a Permitted Business; and (ii) any such assets received are of a comparable Fair Market Value to the assets exchanged;

(8) the surrender or waiver of contract or intellectual property rights, or the settlement, release or surrender of contract, tort or other litigation claims, but only to the extent that pursuant to such surrender, waiver, settlement or release the Parent, the Company or any of their Restricted Subsidiaries does not receive cash or Cash Equivalents in exchange therefor;

(9) the sale, transfer or other disposition of cash or Cash Equivalents;

(10) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment; and

(11) any single transaction or series of related transactions involving the sale of assets, where the Net Proceeds resulting from such transactions does not cause the Parent, the Company and their Restricted Subsidiaries to have consummated Asset Sales, measured from the Issue Date, not otherwise excluded by the exclusions in (1) through (10) above, resulting in aggregate Net Proceeds greater than $10.0 million (the “First Asset Sale Threshold”); provided, however, that, upon the aggregate Net Proceeds resulting from all such sales of assets, measured from May 12, 2011, exceeding the First Asset Sale Threshold, the amount of the aggregate Net Proceeds which is less than the First Asset Sale Threshold shall continue to be deemed not subject to the Section 3.11 and Section 4.10 hereof.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, the Bankruptcy and Insolvency Act (Canada), the Companies’ creditors Arrangement Act (Canada), the Winding Up Act (Canada) or any other federal, provincial, state or foreign bankruptcy, insolvency, receivership or similar law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Asset” means assets (except in connection with the acquisition of a Subsidiary in a Permitted Business that becomes a Guarantor) other than notes, bonds, obligations and Securities that, in the good faith reasonable judgment of the Board of Directors of the Parent, will immediately constitute, be a part of, or be used in a Permitted Business.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Canadian dollars, or in the case of the Parent or any of its Subsidiaries, such currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the Canadian or United States government or any agency or instrumentality of the Canadian or United States government (provided that the full faith and credit of Canada or the United States, as the case may be, is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any bank referred to in Schedule I or Schedule II of the Bank Act (Canada) the short-term debt or deposits of which have been rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or at least R-1 or the equivalent thereof by Dominion Bond Rating Service Limited;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or with respect to Canadian commercial paper, having one of the two highest ratings obtainable from Dominion Bond Rating Service Limited, and, in each case, maturing within 12 months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“CFC” means any Controlled Foreign Corporation, as defined in the Code.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than one or more Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Parent or the Company;

(3) the consummation of any transaction (including, without limitation, any amalgamation, merger or consolidation), the result of which is that any “person” (as defined above), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent or the Company, measured by voting power rather than by number of shares; or

(4) the Parent or the Company amalgamates or consolidates with, or merges with or into, any Person (other than a Restricted Subsidiary), or any Person (other than a Restricted Subsidiary) amalgamates or consolidates with, or merges with or into, the Parent or the Company, in either case in a transaction in which any of the outstanding Voting Stock of the Parent or the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Persons that Beneficially Own the outstanding shares of Voting Stock of the Parent or the Company immediately prior to such transaction Beneficially Own at least a majority of the outstanding shares of Voting Stock (other than Disqualified Stock) of such surviving or transferee Person (immediately after giving effect to such issuance) or (ii) one or more Permitted Holders hold more than 50% of the Voting Stock of the surviving or transferee Person, measured by voting power rather than by number of shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property, interests and tangible and intangible assets, and the proceeds therefrom whether now owned or hereafter acquired, in or upon which Liens are, from time to time, granted or purported to be granted to the Collateral Agent pursuant to the Collateral Documents. Collateral does not include any Excluded Assets.

“Collateral Agent” means Deutsche Bank National Trust Company or its successors.

“Collateral Documents” means the Mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing (including, without limitation, the financing statements under the Uniform Commercial Code of the relevant state), as the same may be amended, supplemented, replaced or otherwise modified from time to time and pursuant to which Collateral is, or is purported to be, pledged, assigned or given or a Lien is granted, to or on behalf of the Collateral Agent for the ratable benefit of the Holders and the Trustee or notice of such pledge, assignment or grant is given.

“Company” means Angiotech Pharmaceuticals (US), Inc., and any and all successors thereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles) and other non-cash expenses of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any non-cash charges including write-offs or write-downs of investments or in-process research and development costs (but not including write-down of accounts receivable or inventory held for sale or non-cash charges in respect of an item to the extent that it was included in Consolidated Net Income in a prior period) during such period; plus

(6) any extraordinary, unusual or non-recurring non-cash charges during such period in connection with any acquisition permitted pursuant to clause (3) of the definition of Permitted Investments including such charges related to severance, restructuring costs or goodwill impairment and cash severance payments not to exceed $3.0 million in the aggregate; plus

(7) non-cash expenses resulting from the grant of stock options or other equity related incentives to any current or former director, officer or employee of such Person and its Restricted Subsidiaries for such period; plus

(8) litigation fees and expenses incurred by such Person and its Restricted Subsidiaries during such period in an aggregate amount not to exceed $15.0 million; minus

(9) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and any non-cash gains for such period that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow of a Person only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Wholly-Owned Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that

Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3) the cumulative effect of a change in accounting principles will be excluded.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain Credit Agreement, dated as of May 12, 2011, by and among the Parent, each of the Subsidiaries of the Parent listed as a “Borrower” on the signature pages thereto, Wells Fargo Capital Finance, LLC, as the arranger and administrative agent, and the lenders from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities or otherwise) in whole or in part from time to time.

“Credit Agreement Obligations” means Indebtedness outstanding under the Credit Agreement that is secured by a Permitted Lien described under clause (1) of the definition thereof, and all other Obligations (not constituting Indebtedness) of the Company or any Guarantor under the Credit Agreement or any related agreement, including Hedging Obligations and cash management obligations with lenders and their affiliates (whether or not such affiliate continues thereafter to be an affiliate), so long as such Obligations under the Credit Agreement represent First Priority Lien Obligations.

“Credit Facilities” means, the Credit Agreement and any one or more other debt facilities, issuances or sales of debt securities, or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of such Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require the Parent or the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent or the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Parent, the Company and their Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar Equivalent” of any amount means, at the time of the determination thereof,

(1) if such amount is expressed in U.S. dollars, such amount, or

(2) if such amount is expressed in any other currency, the equivalent of such amount in U.S. dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a business day, the last business day prior thereto) to prime banks in New York for the spot purchase in the New York currency exchange market of such amount of U.S. dollars with such currency.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the following assets: (i) Voting Stock of any CFC solely to the extent that (y) such stock represents more than 65% of the outstanding Voting Stock of such CFC, and (z) hypothecating more than 65% of the total outstanding Voting Stock of such CFC would result in material adverse tax consequences, (ii) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of the Company or any Guarantor if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained or (provided, that, the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition is unenforceable under any applicable law under any applicable jurisdiction, including, without limitation, Section 9-406, 9-407, 9-408, or 9-409 of the Code, (2) to limit, impair or otherwise affect the Collateral Agent’s or any Holder’s continuing security interests in and liens upon any rights or interests of the Company or any Guarantor in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any accounts), or in respect of any such Stock, or (y) any proceeds from the sale, license, lease or other dispositions of any such contract, lease, permit, license, charter, license agreement or Stock, or (3) to apply to the extent that any consent or waiver has been obtained that would permit the security interest or lien notwithstanding the prohibition), and (iii) any trademark or service mark application filed in the United States Patent and Trademark Office on the basis of the Company or any Guarantor’s “intent-to-use” such trademark or service mark, unless and until acceptable evidence of use of such trademark or service mark has been filed with the United States Patent and Trademark Office pursuant to Section l(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051 et seq.), to the extent that granting a security interest in such trademark or service mark application prior to such filing would adversely affect the enforceability or validity of such trademark or service mark application.

“Existing Indebtedness” means Indebtedness of the Parent and its Subsidiaries in existence on the date of this Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Parent or the Company or, in the case of any assets valued in excess of $10.0 million, by the Board of Directors of the Parent (unless otherwise provided in this Indenture).

“First Lien/Second Lien Intercreditor Agreement” means the Intercreditor Agreement dated as of May 12, 2011, by and between the FRN Collateral Agent, on behalf of itself and the holders of the Floating Rate Notes, and the administrative agent under the Credit Agreement, on behalf of itself and the lenders under the Credit Agreement, and acknowledged by the Company, the Guarantors and the FRN Trustee, substantially in the form attached hereto as Exhibit D-1, as reaffirmed pursuant to the Reaffirmation and Joinder Agreement, and as the foregoing agreement may be further amended, supplemented or otherwise modified or replaced from time to time in accordance with its terms.

“First Priority Lien Obligations” means Obligations of the Company or any Guarantor under the Credit Facilities permitted to be incurred under Section 4.09(b)(i) that has or is permitted to have priority relative to the Notes and the Note Guarantees with respect to the Collateral.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its

Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through amalgamations, mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charge Coverage Ratio Test” means, with respect to the consummation of a proposed transaction, or occurrence of any other event giving rise to requirement to calculate or meet such Fixed Charge Coverage Ratio Test, a test of whether, if the Parent incurred $1.00 of additional Indebtedness, the Fixed Charge Coverage Ratio for the Parent’s most recently ended four full fiscal quarters for which internal financial statements were available immediately preceding the date of consummation of such transaction, or occurrence of such other event, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such transaction had been consummated, or such other event had occurred, as the case may be, at the beginning of such four-quarter period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations and cash management obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (x) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Parent, the Company or a Restricted Subsidiary of the Parent, times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state (or provincial or territorial) and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Floating Rate Note Guarantees” means the Guarantees by the Company and the Guarantors (other than the Parent) of the obligations of the Parent under the Floating Rate Notes and the Floating Rate Notes Indenture.

“Floating Rate Notes” means the Senior Secured Floating Rate Notes due 2013, issued by the Parent pursuant to the Floating Rate Notes Indenture.

“Floating Rate Notes Indenture” means the Indenture dated as of May 12, 2011, as supplemented, by and among the Parent, each of the “Guarantors” party thereto, and Deutsche Bank National Trust Company, as trustee thereunder.

“FRN Collateral Agent” means the “Collateral Agent,” as that term is defined in the Floating Rate Notes Indenture.

“FRN Trustee” means the “Trustee,” as that term is defined in the Floating Rate Notes Indenture.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(f) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means

(1) the Parent;

(2) each Subsidiary of the Parent (other than the Company) existing on the date of original issuance of the Notes that has guaranteed or that guarantees Indebtedness under the Floating Rate Notes Indenture, the Credit Agreement or any other Indebtedness of the Parent, the Company or any of their Restricted Subsidiaries; and

(3) any other Subsidiary of the Parent (other than the Company) that executes a Note Guarantee in accordance with the provisions of this Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Holder” means a Person in whose name a Note is registered.

“Hedging Obligations” means any obligation with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of the Parent, the Company or any Restricted Subsidiary shall be a Hedging Obligation.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances or similar instruments;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed other than any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business; or

(6) representing any Hedging Obligations and cash management obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations and cash management obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $            million aggregate principal amount of Notes initially issued under this Indenture on Issue Date.

“Intercreditor Agreements” means the First Lien/Second Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include the calendar day before the next interest payment date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent or any Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent, the Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof. The acquisition by the Parent or any Subsidiary of the Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07 hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means                     , 2012.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Real Property” means the real property located at each of (i) 100 Dennis Drive, Reading, Pennsylvania 19606, (ii) 241 West Palatine Road, Wheeling, Illinois 60090, (iii) 3600 SW 47th Avenue, Gainesville, Florida 32608 and (iv) One Needle Lane, North Syracuse, New York 13212.

“Mortgages” means the mortgages, deeds of trust, or deeds to secure debt pursuant to which the Company or any Guarantor grants to the Collateral Agent a Lien (subject only to Permitted Liens) upon any Mortgaged Real Property, with such schedules and including such provisions as the Company or Guarantors, in good faith, determine to be necessary to conform such document to applicable local law.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (i) any Asset Sale; or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Parent, the Company or any of their Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, financial advisory and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale and, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility or the Floating Rate Notes Indenture, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which none of the Parent, the Company nor any of the Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Parent, the Company or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Parent, the Company or any of their Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person or with respect to any Person that is a Limited Liability Company, any of its Managers.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Parent or the Trustee.

“Parent” means Angiotech Pharmaceuticals, Inc., a corporation organized under the Business Corporations Act of the Province of British Columbia and the sole shareholder of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means:

(1) the business conducted by, or proposed to be conducted by, the Parent, the Company and their Restricted Subsidiaries on the date of the original issuance of the Notes; and

(2) businesses that are reasonably similar, ancillary or related to, or a reasonable extension or expansion of, the business conducted by the Parent, the Company and their Restricted Subsidiaries on the date of original issuance of the Notes.

“Permitted Holders” means, either individually or as a group, any one or more of the following entities and accounts or funds managed or advised by any of them:

(1) Beach Point Capital Management LP;

(2) BlueMountain Capital Management, LLC;

(3) BlueMountain Credit Alternatives Master Fund L.P.;

(4) BlueMountain Distressed Master Fund L.P.;

(5) BlueMountain Long/Short Credit Master Fund L.P.;

(6) BlueMountain Timberline Ltd.;

(7) Courage Capital Management, LLC;

(8) Post Advisory Group, LLC;

(9) Silver Point Capital Fund, L.P.; and

(10) Silver Point Capital Offshore Master Fund, L.P.

“Permitted Investments” means:

(1) any Investment in the Company or in a Wholly-Owned Restricted Subsidiary of the Parent that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Parent, the Company or any Restricted Subsidiary of the Parent in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Parent and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent, the Company or a Restricted Subsidiary of the Parent;

(4) any Investment permitted by Section 4.09(b)(7) hereof and any capital contribution made in connection therewith;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(6) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(7) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent, the Company or any of their Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) Investments represented by Hedging Obligations and cash management obligations;

(9) [Intentionally Omitted];

(10) loans or advances to employees made in the ordinary course of business of the Parent, the Company or any Restricted Subsidiary of the Parent in an aggregate principal amount not to exceed $7.5 million at any one time outstanding;

(11) repurchases of the Notes; and

(12) other Investments made after the date of the Indenture in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $50.0 million, provided that any such Investment will not be deemed to be outstanding pursuant to this clause (12) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof.

“Permitted Liens” means:

(1) Liens on assets of the Company or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted to be incurred by clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations and cash management obligations related to such Credit Facilities;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Parent or any Subsidiary of the Parent; provided, that, such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person merged into or amalgamated or consolidated with the Parent or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Parent or any Subsidiary of the Parent; provided, that, such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) hereof covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Issue Date (including Liens created for the benefit of (or to secure) the Floating Rate Notes (or the Floating Rate Note Guarantees);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that, any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the affected Person;

(11) Liens created for the benefit of (or to secure) the Notes (or the Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness, reduced, in the case of any incurrence of Permitted Refinancing Indebtedness incurred to refinance Floating Rate Notes, by the aggregate principal amount of all repurchases or redemptions (applying proceeds of the Notes or otherwise) of Floating Rate Notes prior to such incurrence and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(13) Liens securing Indebtedness ranking junior to the Notes and incurred in the ordinary course of business of the Parent or any Subsidiary of the Parent with respect to obligations that do not exceed $10.0 million at any one time outstanding and which rank junior to the Notes.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent, the Company or any of their Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Parent, the Company or any of their Restricted Subsidiaries (other than intercompany Indebtedness) that is then outstanding; provided that:

(1) the then-outstanding principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith), reduced, in the case of any incurrence of Permitted Refinancing Indebtedness incurred to refinance the Floating Rate Notes, by the aggregate principal amount of all repurchases or redemptions (applying proceeds of the Notes or otherwise) of Floating Rate Notes prior to such incurrence;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred by any of the Parent, the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Reaffirmation and Joinder Agreement” means the Reaffirmation and Joinder Agreement dated as of the Issue Date, by and among (i) the Collateral Agent, on behalf of itself and the holders of the Notes, (ii) the FRN Collateral Agent, on behalf of itself and the holders of the Floating Rate Notes, and (iii) the administrative agent under the Credit Agreement, on behalf of itself and the lenders under the Credit Agreement, and acknowledged by the Trustee, the FRN Trustee, the Company and the Guarantors, substantially in the form attached hereto as Exhibit D-2.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. References to Restricted Subsidiaries shall be deemed to mean Restricted Subsidiaries of the Parent, unless the context otherwise requires.

“S&P” means Standard & Poor’s Rating Group.

“SEC” means the Securities and Exchange Commission.

“Second Lien Intercreditor Agreement” means the Second Lien Intercreditor Agreement, dated as of the Issue Date, by and between the Collateral Agent, on behalf of itself and the holders of the Notes and the FRN Collateral Agent, on behalf of itself and the holders of the Floating Rate Notes, and acknowledged by the Trustee, the FRN Trustee, the Company and the Guarantors, as the foregoing agreement may be amended, supplemented or otherwise modified or replaced from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock” means all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Obligations” means any Indebtedness of the Company or any Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Taxes” means any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Taxing Jurisdiction” means,

(1) with respect to any payment made under the Notes, the United States and any jurisdiction (including, in each case, any political subdivision thereof or therein) in which the Company, or any of its successors, is organized or resident for tax purposes, or from or through which payment is made, and

(2) with respect to any payment made by a Guarantor, any jurisdiction (or any political subdivision thereof or therein) in which such Guarantor is organized or resident for tax purposes, or from or through which payment is made.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days (but not more than five business days) prior to the redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to June 1, 2008; provided, however, that if the period from the redemption date to June 1, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means Deutsche Bank National Trust Company until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Parent that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11 hereof is not party to any agreement, contract, arrangement or understanding with the Parent, the Company or any Restricted Subsidiary of the Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent, the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which none of the Parent, the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent, the Company or any of their Restricted Subsidiaries.

“Unsecured Floating Rate Notes” means the Senior Floating Rate Notes due 2013 of the Company issued pursuant to the Senior Floating Rate Notes Indenture.

“Unsecured Floating Rate Notes Indenture” means the indenture, dated as of December 1, 1006 (as heretofore amended and supplemented), among the Company, the guarantors party thereto and Deutsche Bank National Trust Company, successor to Wells Fargo Bank, N.A., as trustee.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	3.09
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.11
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Excluded Holder”	3.09
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.11
“Offer Period”	3.11
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.11
“Redemption Date”	3.07
“Registrar”	2.03
“Restricted Payments”	4.07

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by the TIA by reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibits A hereto. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by two Officers (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes up to the aggregate principal amount stated in paragraph 4 of the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF

DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.11, 4.10, 4.15 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, such Note ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act and under applicable Canadian law). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis unless otherwise required by applicable law or applicable stock exchange requirements.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.11 hereof, at least 30 days but not more than 60 days before a redemption date, if the Notes are Definitive Notes, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address or, if the Notes are Global Notes, the Company will send or cause to be sent, an electronic notice or redemption to each Holder whose Notes are to be redeemed at its registered electronic address, except that in either case redemption notices may be mailed or sent, as applicable, more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Definitive Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time after the date hereof, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, and any outstanding fees, expenses or other amounts owing in respect thereof. The Company may redeem Notes only if all Floating Rate Notes then outstanding, if any, are redeemed concurrently under the Floating Rate Notes Indenture. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08 [Intentionally Omitted.]

Section 3.09 [Intentionally Omitted.]

Section 3.10 Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.11 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.11 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.11. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.11, any purchase pursuant to this Section 3.11 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) Subject to the last paragraph of this section, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations all reports that would be required to be filed with the SEC pursuant to Sections 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto.

(b) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report will include a report on the Parent’s consolidated financial statements by the Parent’s certified independent accountants. In addition, the Parent will file a copy of each of the reports referred to in the paragraph above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. The Company will at all times comply with TIA §314(a).

(c) If, at any time, the Parent is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Parent will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Parent and the Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Parent’s filings for any reason, the Parent will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(d) If the Parent or the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Parent, the Company and their Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent.

(e) In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time the Parent is not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04 Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Parent and the Company will pay, and will cause each of their Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Parent and the Company will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Parent’s, the Company’s or any of their respective Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Parent, the Company or any of their Restricted Subsidiaries) or to the direct or indirect holders of the Parent’s, the Company’s or any of their respective Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Guarantor);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving the Company) any Equity Interests of the Parent, the Company, or any other direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Parent, the Company and any of its Restricted Subsidiaries), except a payment of interest thereon or principal at the Stated Maturity related to such payment of interest or principal; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent, the Company and their Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), and (7) of paragraph (b) of this Section 4.07), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the beginning of the fiscal quarter ended March 31, 2012 to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds received by the Parent or the Company since the date of this Indenture as a contribution to its common equity capital or, in the case of the Parent, from the issue or sale of Equity Interests of the Parent (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Parent that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Parent); plus

(C) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(D) to the extent that any Unrestricted Subsidiary of the Parent or the Company designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the Fair Market Value of the Parent’s (direct or indirect) Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Indenture; plus

(E) 50% of any dividends received by the Parent, the Company or a Wholly-Owned Restricted Subsidiary of the Parent that is a Guarantor after the date of this Indenture from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Parent for such period.

(b) So long as no Default has occurred and is continuing or would be caused thereby, the provisions of Section 4.07(a) will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests of the Parent or the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Parent; provided, that, the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(B) of Section 4.07 hereof;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Parent to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent, the Company or any of the Restricted Subsidiaries held by any current or former officer, director or employee of the Parent, the Company or any of their Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Parent, the Company or any of their Restricted Subsidiaries issued on or after the date of this Indenture in accordance with the Fixed Charge Coverage Ratio Test;

(8) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation of the Company (A) at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to Section 4.15 hereof or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10 hereof; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in Section 4.15 or Section 4.10 with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer; and

(9) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of this Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent, the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors of the Parent whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Parent and the Company will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Parent, the Company or any of their Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Parent, the Company or any of their Restricted Subsidiaries;

(2) make loans or advances to the Parent, the Company or any of their Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Parent, the Company or any of their Restricted Subsidiaries.

(b) However, the preceding restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness (including the Floating Rate Notes Indenture, the Unsecured Floating Rate Notes Indenture, and related agreements) and the Credit Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2) this Indenture, the Notes, the Note Guarantees and the Collateral Documents;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent, the Company or any of their Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5) non-assignment or change in control provisions in contracts and licenses entered into in the ordinary course of business;

(6) the license of any intellectual property of the Parent, the Company or any of their Restricted Subsidiaries;

(7) the release, waiver or novation of contractual, indemnification, or other legal rights;

(8) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;

(9) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(10) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11) Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Parent’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(13) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Parent and the Company will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and neither the Parent nor the Company will issue any Disqualified Stock, nor permit any of its Restricted Subsidiaries to issue any shares of preferred stock.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Guarantor of Indebtedness and letters of credit under Credit Facilities, which may be senior in right of payment to the Notes, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Parent, the Company and their Restricted Subsidiaries thereunder) not to exceed $50.0 million, provided, that, not more than $25.0 million of such Indebtedness at any one time outstanding under this clause (1) shall be term indebtedness;

(2) the incurrence by the Parent, the Company and their Restricted Subsidiaries of Existing Indebtedness (including Indebtedness arising under the Floating Rate Notes, the Unsecured Floating Rate Notes, and the related agreements and instruments);

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture;

(4) the incurrence by the Parent, the Company or any of their Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Parent, the Company or any of their Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) Indebtedness of a Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Parent, the Company or a Restricted Subsidiary (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by the Parent, the Company or a Restricted Subsidiary); provided, however, that for any such Indebtedness outstanding at any time under this clause (5), on the date that such Subsidiary is acquired by the Parent, the Company or a Restricted Subsidiary, the Parent or the Company would have been able to incur $1.00 of additional Indebtedness pursuant to clause (a) above after giving effect to the incurrence of such Indebtedness pursuant to this clause (5).

(6) the incurrence by the Parent, the Company or any of their Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under clause (a) above or clauses (2), (3), (4), (5), (6) or (13) of this Section 4.09(b);

(7) the incurrence by the Parent, the Company or any of their Restricted Subsidiaries of intercompany Indebtedness between or among the Parent, the Company and any of the Parent’s Wholly-Owned Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent, the Company or a Wholly-Owned Restricted Subsidiary of the Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent, the Company or a Wholly-Owned Restricted Subsidiary of the Parent,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent, the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) the issuance by any of the Company’s Restricted Subsidiaries to the Company, the Parent or to any of its Wholly-Owned Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Parent, the Company or a Wholly-Owned Restricted Subsidiary of the Parent; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Parent, the Company or a Wholly-Owned Restricted Subsidiary of the Parent,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9) the incurrence by the Parent, the Company or any of their Restricted Subsidiaries of Hedging Obligations and cash management obligations in the ordinary course of business;

(10) the guarantee by the Company or any of the Guarantors of Indebtedness of the Parent, the Company or a Restricted Subsidiary of the Parent that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11) the incurrence by the Parent, the Company or any of their Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance and surety bonds in the ordinary course of business;

(12) the incurrence by the Parent, the Company or any of their Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days; and

(13) the incurrence by the Company or the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $35.0 million.

The Parent and the Company will not incur, and will not permit any other Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Parent, the Company or such other Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Parent, the Company or any other Guarantor solely by virtue of being unsecured or by virtue of holders of secured Indebtedness having entered into inter-creditor agreements giving one or more of such holders priority over the other holders in the Collateral held by them or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Sections 4.09(b)(1) through (13) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Parent, the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with the original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

The Parent and the Company will not, and will not permit any of their Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Parent, the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or a combination of the foregoing. For purposes of this provision (and not for the purpose of the definition of Net Proceeds) each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Parent’s most recent consolidated balance sheet, of the Parent, the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Parent, the Company or such Restricted Subsidiary from further liability;

(B) any securities, notes or other obligations received by the Parent, the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days of such Asset Sale by the Parent, the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(C) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this Section 4.10.

(3) if such Asset Sale involves the transfer of Collateral:

(A) such Asset Sale complies with the applicable provisions of the Collateral Documents; and

(B) to the extent required by the Collateral Documents, all consideration (including Cash Equivalents) received in such Asset Sale shall be expressly made subject to Liens under the Collateral Documents.

Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Net Proceeds resulting from which causes the Parent, the Company and their Restricted Subsidiaries to have consummated Asset Sales, measured from May 12, 2011, resulting in aggregate Net Proceeds of less than $25.0 million (the “Second Asset Sale Threshold”), the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Indebtedness and other Obligations under a Credit Facility, the Floating Rate Notes or the Unsecured Floating Rate Notes that are pari passu or senior in right of payment to the Notes and, if applicable, to correspondingly reduce commitments with respect thereto;

(2) to acquire Business Assets or any Capital Stock of a Permitted Business, if, after giving effect to any such acquisition of Capital Stock or Business Assets, such Capital Stock or Business Assets become part of or held or owned by a Guarantor;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided, however, that in the event the Net Proceeds resulting from an Asset Sale causes the aggregate Net Proceeds for all Asset Sales by the Parent, the Company and their Restricted Subsidiaries, measured from May 12, 2011, to exceed the Second Asset Sale Threshold, the amount of the aggregate Net Proceeds which is less than the Second Asset Sale Threshold shall continue to be subject to this paragraph.

Pending the final application of any Net Proceeds, the Parent, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from (i) Asset Sales that are not applied or invested as provided in the second paragraph of this Section 4.10 or (ii) Asset Sales the Net Proceeds resulting from which cause the Parent, the Company and their Restricted Subsidiaries to have consummated Asset Sales, measured from the date of this Indenture, resulting in Net Proceeds greater than the Second Asset Sale Threshold, where such Net Proceeds are not applied to repay Indebtedness and reduce commitments as contemplated by Subsection (1) in the second paragraph of this Section 4.10 (except for Net Proceeds subject to the fifth paragraph of this Section 4.10) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Parent or the Company will, within 20 days thereof, make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.11 hereof to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent or the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing, in the event that the Net Proceeds from an Asset Sale exceed $75.0 million in the aggregate, in lieu of applying such Net Proceeds as set forth above, within 30 days after the receipt of such Net Proceeds, the Company shall apply such Net Proceeds to repay Indebtedness and other Obligations under a Credit Facility that are pari passu or senior in right of payment to the Notes and to correspondingly reduce commitments with respect thereto. Any Net Proceeds subject to this paragraph that are not applied as set forth in the preceding sentence will constitute “Excess Proceeds” solely for purposes of this paragraph. When the aggregate amount of Excess Proceeds subject to this paragraph exceeds $25.0 million, within 20 days thereof, the Parent or the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds subject to this paragraph. The offer price in any Asset Sale Offer pursuant to this paragraph will be equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds subject to this paragraph remain after consummation of an Asset Sale Offer, the Parent or the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds subject to this paragraph, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds subject to this paragraph will be reset at zero.

The Parent and the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.11 hereof or this Section 4.10, the Parent and the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.11 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Parent and the Company will not, and will not permit any of their Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Parent, the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent, the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Parent set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Parent; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Parent, the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement, consulting agreement, severance agreement, insurance policy or any similar arrangement entered into by the Parent, the Company or any of their Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto, and, with respect to consulting agreements only, the terms of which have been approved by the audit committee of the Board of Directors of the Parent;

(2) transactions between or among the Parent, the Company and/or their Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Parent) that is an Affiliate of the Company solely because the Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Parent;

(5) any transaction pursuant to any contract in existence on the date of the original issuance of the Notes;

(6) any issuance of Equity Interests (other than Disqualified Stock) of the Parent to Affiliates of the Parent; and

(7) Restricted Payments that do not violate Section 4.07 hereof.

Section 4.12 Limitations on Liens; Negative Pledge.

(a) The Parent and the Company shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom. In addition, if the Company or any Guarantor directly or indirectly, shall create, incur or suffer to exist any Lien on any property securing Credit Agreement Obligations or other First Priority Lien Obligations, the Company or such Guarantor, as the case may be, must as soon as practicable grant at least a second-priority Lien or third-priority Lien, as applicable, subject to Permitted Liens upon such property as security for the Notes and the Note Guarantees.

(b) The Parent, the Company and their Restricted Subsidiaries shall not further pledge the Collateral as security or otherwise, subject to Permitted Liens; provided, that, the Company may, subject to compliance with Section 4.09, issue Additional Notes having identical terms and conditions as the Notes, all of which may be secured by the Collateral (subject, in each case, to the limitations of clause (a) of this Section 4.12).

Section 4.13 Business Activities.

The Parent and the Company will not, and will not permit any of their Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Parent, the Company and their Restricted Subsidiaries taken as a whole.

Section 4.14 Corporate Existence.

Subject to Article 5 hereof, the Parent and the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of their Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Parent, the Company or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Parent and the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their Subsidiaries, if the Board of Directors of the Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent, the Company and their Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 20 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.11 or 4.15 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.11 hereof or this Section 4.15 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.11 hereof and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

Section 4.16 Limitation on Sale and Leaseback Transactions.

The Parent and the Company will not, and will not permit any of their Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, that, the Company or any Guarantor may enter into a sale and leaseback transaction if:

(1) the Company or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio Test and (b) incurred a Lien to secure such Indebtedness pursuant to the provisions of Section 4.12 hereof;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Parent and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Parent, the Company or such Guarantor applies the proceeds of such transaction in compliance with, Section 4.10 hereof.

Section 4.17 Payments for Consent.

The Parent and the Company will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.18 Additional Note Guarantees.

If any Restricted Subsidiary which is not a Guarantor guarantees any of the other Indebtedness of the Parent, the Company or any of their Restricted Subsidiaries, including Indebtedness under the Floating Rate Notes Indenture or the Credit Facilities, then that Restricted Subsidiary shall become a Guarantor and execute a Note Guarantee pursuant to a supplemental indenture in form and substance satisfactory to the Trustee and deliver an Opinion of Counsel to the trustee within 10 Business Days of the date on which it guaranteed such other Indebtedness to the effect that such supplemental indenture has been duly authorized, executed and delivered by that Restricted Subsidiary and constitutes a valid and binding agreement of that Restricted Subsidiary enforceable in accordance with its terms (subject to customary exceptions). The form of such Note Guarantee is attached as Exhibit B hereto.

Section 4.19 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent, the Company and their Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Parent; provided, that, such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (ii) no Default or Event of Default would be in existence following such designation.

Section 4.20 Changes in Covenants when Note Rated Investment Grade.

If on any date following the date of this Indenture:

(1) the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P; and

(2) no Default or Event of Default shall have occurred and be continuing.

then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the covenants in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.16 and 5.01(a)(4) will no longer be applicable to the Notes.

Section 4.21 Maintenance of Properties and Insurance.

(a) The Parent and the Company shall cause all material properties used or useful to the conduct of its business and the business of each of their Restricted Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and shall cause to be made all necessary renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a material adverse effect on the business of the Parent, the Company and their Restricted Subsidiaries (taken as a whole); provided, however, that nothing in this covenant shall prevent the Parent, the Company or their Restricted Subsidiaries from discontinuing any operations or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal (1) (i) is in the judgment of the Parent or the Company, desirable in the conduct of the business of such entity and (ii) would not have a material adverse effect on the ability of the Company or the Guarantors to satisfy their obligations under the Notes, the Note Guarantees and this Indenture and (2) is otherwise permitted by this Indenture.

(b) The Parent and the Company shall provide, or cause to be provided, for itself and each of the Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the judgment of the Board of Directors of the Parent, is adequate and appropriate for the conduct of the business of, or otherwise customary for, the Parent, the Company and such Restricted Subsidiaries.

ARTICLE 5.

SUCCESSORS

Section 5.01 Merger, Amalgamation, Consolidation, or Sale of Assets.

(a) The Parent and the Company will not, directly or indirectly: (i) amalgamate, consolidate or merge with or into another Person (whether or not the Parent, or, as the case may be, the Company, is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent, the Company and their Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Parent, or, as the case may be, the Company, is the surviving corporation; or

(B) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than the Company or, as the case may be, the Parent) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States, the District of Columbia, Canada or any province or territory of Canada;

(2) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the Notes, this Indenture and the Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Parent, or, as the case may be, the Company, or the Person formed by or surviving any such amalgamation, consolidation or merger (if other than the Parent or the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test.

(b) In addition, the Parent and the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of the Parent, the Company, and their Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 5.01 will not apply to:

(1) an amalgamation or merger of the Parent, or, as the case may be, the Company, with an Affiliate solely for the purpose of reincorporating the Parent, or, as the case may be, the Company, in another jurisdiction; or

(2) any amalgamation, consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any Guarantor.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Parent or the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Parent, or, as the case may be, the Company, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Parent, the Company or any of their Restricted Subsidiaries to comply with the provisions of Sections 4.07, 4.09, 4.10, 4.15 or 5.01 hereof;

(4) failure by the Parent, the Company or any of their Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders (or by the “Holders,” under and as defined in the Floating Rate Notes Indenture) of at least 25% in aggregate principal amount of the Notes and the Floating Rate Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture other than those listed in clause (1)-(3) of this Section 6.01;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent, the Company or any of their Restricted Subsidiaries (or the payment of which is guaranteed by the Parent, the Company or any of their Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by the Parent, the Company or any of their Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) (i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of this Indenture or the Collateral Documents) with respect to Collateral having a Fair Market Value in excess of $10.0 million, or an assertion by the Parent, the Company or any of their Restricted Subsidiaries that any Collateral having a Fair Market Value in excess of $10.0 million is not subject to a valid, perfected security interest (except as permitted by the terms of this Indenture or the Collateral Documents); or (ii) the repudiation by the Parent, the Company or any of their Restricted Subsidiaries of any of their material obligations under any Collateral Document;

(8) the Parent, the Company or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Parent, the Company or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Parent, the Company or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Parent, the Company or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Parent, the Company or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(10) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary of the Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes and all Obligations arising hereunder will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders (or by the “Holders,” under and as defined in the Floating Rate Notes Indenture) of at least 25% in aggregate principal amount of the then outstanding Notes and Floating Rate Notes, voting as a single class, may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes shall become due and payable immediately.

The Holders (or by the “Holders,” under and as defined in the Floating Rate Notes Indenture) of a majority in aggregate principal amount of the then outstanding Notes and Floating Rate Notes, voting as a single class, by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders (or by the “Holders,” under and as defined in the Floating Rate Notes Indenture) of not less than a majority in aggregate principal amount of the then outstanding Notes and Floating Rate Notes, voting as a single class, by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders (or by the “Holders,” under and as defined in the Floating Rate Notes Indenture) of a majority in aggregate principal amount of the then outstanding Notes and Floating Rate Notes, voting as a single class, may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes.

Section 6.06 Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount of principal, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the

Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this

Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310 (b).

Section 7.11 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Parent and the Company may at any time, at the option of the Board of Directors of the Parent evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Parent and the Company may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Parent’s and the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12,

4.13, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Parent’s and the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of:

(A) U.S. counsel reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and

(B) Canadian counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Legal Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of:

(A) U.S. counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(B) Canadian counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Parent, the Company or any of the other Subsidiaries of Parent is a party or by which the Parent, the Company or any of the other Subsidiaries of Parent is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as Trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be,

by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes or the Note Guarantees without the consent of any Holder of Note:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 10 hereof;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to conform the text of this Indenture, the Note Guarantees, the Collateral Documents or the Notes to any provision of the “Description of Notes” section of the Company’s Offering Memorandum and Consent Solicitation Statement dated July 3, 2012, as amended or supplemented from time to time, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees, the Collateral Documents or the Notes;

(7) to enter into additional or supplemental Collateral Documents;

(8) to release Collateral in accordance with the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements;

(9) to make complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Collateral Documents or any release of Collateral that becomes effective as set forth in this Indenture or any of the Collateral Documents;

(10) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or

(11) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Upon the request of the Parent and the Company accompanied by a resolution of the Board of Directors of the Parent authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as otherwise provided in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.11, 4.10 and 4.15 hereof) and the Notes and the Note Guarantees with the consent of the Holders (or by the “Holders,” under and as defined in the Floating Rate Notes Indenture) of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) and Floating Rate Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes or Floating Rate Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders (or “Holders,” as defined in the Floating Rate Notes Indenture) of a majority in aggregate principal amount of the then outstanding Notes (including without limitation, Additional Notes, if any) and Floating Rate Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes or Floating Rate Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

However, the consent of Holders of seventy-five percent (75%) in aggregate principal amount of the then outstanding Notes (including without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) shall be required for any amendment, supplement or waiver under this Section 9.02 that amends, supplements, or waives the application of, as applicable, (i) the second subsection (1), subsection (6) or subsection (11) in the definition of “Asset Sale” in Section 1.01 hereof; (ii) the definition of “Net Proceeds” in Section 1.01 hereof; (iii) the second, fourth or fifth paragraphs of Section 4.10 hereof; or (iv) this paragraph.

Upon the request of the Parent and the Company accompanied by a resolution of the Board of Directors of the Parent authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders (or by the “Holders,” under and as defined in the Floating Rate Notes Indenture) of a majority in aggregate principal amount of the Notes and Floating Rate Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.11, 4.10 and 4.15 hereof);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or premium or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.11, 4.10 or 4.15 hereof);

(8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes (other than any release of Collateral required by the terms of any Intercreditor Agreement) will require the consent of Holders of at least 75% in aggregate principal amount of the Notes then outstanding.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Parent approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10.

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, provincial or other applicable law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit B hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Parent, the Company or any of their Restricted Subsidiaries creates or acquires any Restricted Subsidiary after the date of this Indenture, if required by Section 4.18 hereof, the Company will cause such Restricted Subsidiary to comply with the provisions of Section 4.18 hereof and this Article 10, to the extent applicable.

Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or amalgamate or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(A) subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such amalgamation, consolidation or merger assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee and the Collateral Documents on the terms set forth herein or therein, pursuant to a supplemental indenture and appropriate Collateral Documents reasonably satisfactory to the Trustee; or

(B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 10.05 Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, amalgamation, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Parent, the Company or a Restricted Subsidiary of the Parent, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof (subject to the conditions and limitations set forth in Section 4.10). Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, or in the event such sale or other disposition was made in accordance with the provisions of the Intercreditor Agreements, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(b) Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee.

(c) Upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof, each Guarantor will be released and relieved of any obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11.

COLLATERAL AND SECURITY

Section 11.01 The Collateral.

(a) The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Note Guarantees thereof, and all other Obligations related thereto, when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent lawful), if any on the Notes and the Note Guarantees thereof and performance of all other obligations under this Indenture, including without limitation, the obligations of the Company set forth in Section 7.07 and Section 8.05 herein, and the Notes and the Note Guarantees thereof and the Collateral Documents, shall be secured by Liens and security interests on the Collateral (subject to Permitted Liens), as provided in this Indenture, the Collateral Documents and the Intercreditor Agreements which the Company and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and shall be secured by all Collateral Documents hereafter delivered as required or permitted by this Indenture, the Collateral Documents and the Intercreditor Agreements. All Collateral Documents shall be subject to the terms of the Intercreditor Agreements.

(b) The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee and for the benefit of the First Priority Lien Obligations and the holders of the Floating Rate Notes, the FRN Trustee and the FRN Collateral Agent, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreements, and the Collateral Agent is hereby authorized to execute and deliver the Collateral Documents, the Reaffirmation and Joinder Agreement and the Second Lien Intercreditor Agreement, as Collateral Agent and on behalf of each Holder.

(c) Each Holder, and its successors and assigns, by its acceptance of any of the Notes and the Note Guarantees, consents and agrees to be individually bound by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements (including, without limitation, Section 6 of the First Lien/Second Lien Intercreditor Agreement with respect to payments received by any Holder or the Collateral Agent and the provisions providing for foreclosure, sales or other dispositions of assets, subordination and standstill, waiver of rights, release of liens and insolvency proceedings) as the same may be in effect or as may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to enter into and perform its obligations and exercise its rights under the Collateral Documents and the Intercreditor Agreements in accordance therewith and to bind each Holder thereto by the Collateral Agent’s entering into or otherwise becoming bound thereby.

(d) The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Collateral Documents and the Intercreditor Agreements, the Collateral as now or hereafter constituted shall be held for the benefit of the First Priority Lien Obligations, and the holders of the Floating Rate Note, the FRN Trustee and the FRN Collateral Agent, all the Holders, the Collateral Agent and the Trustee in accordance with their respective interests as provided in the Intercreditor Agreements, and that the Lien of this Indenture and the Collateral Documents in respect of the Trustee and the Holders is subject to and qualified by and limited in all respects by the Collateral Documents and the Intercreditor Agreements and actions that may be taken thereunder.

(e) The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that the holders from time to time of the First Priority Lien Obligations (i) are extending credit from time to time to the Company and the Subsidiaries in reliance upon the provisions of the First Lien/Second Lien Intercreditor Agreement and this Section 11.01 and (ii) are intended to be third party beneficiaries of this Section 11.01.

No amendment or modification of the provisions of this Section 11.01 shall be effective against the holders from time to time of the First Priority Lien Obligations without the prior written consent of such holders.

Section 11.02 Lien Subordination.

(a) Any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Collateral Agent or any Holder that secures all or any portion of the Obligations under the Notes and Note Guarantees shall in all respects be junior and subordinate to all Liens granted in the Collateral to secure all or any portion of the First Priority Lien Obligations (and pari passu with all Liens in respect of all or any portion of the Collateral now or hereafter held by the FRN Collateral Agent or any holder of Floating Rate Notes that secures all or any part of the obligations under the Floating Rate Notes or the Floating Rate Note Guarantees), and

(b) Any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the holders from time to time of the First Priority Lien Obligations that secure all or any portion of the First Priority Lien Obligations shall in all respects be senior and prior to all Liens granted to the Collateral Agent or any Holder in the Collateral to secure all or any portion of the Obligations under the Notes or Note Guarantees.

(c) The Collateral Agent, for and on behalf of itself and the Holders, agrees that neither it nor any Holder shall obtain a Lien on any Collateral to secure all or any portion of the Obligations under the Notes unless, concurrently therewith, a Lien on such Collateral is granted in favor of (i) the holders from time to time of the First Priority Lien Obligations and (ii) the holders of the Floating Rate Notes, the FRN Trustee and the FRN Collateral Agent and that all such Liens are and will be subject to the Intercreditor Agreements.

Section 11.03 Payments Received by Collateral Agent and/or any Holder.

If at any time prior to the date upon which the First Priority Lien Obligations are paid in full in cash (or, if permitted by the relevant documents, cash collateralized) after or concurrently with termination of all commitments to extend credit thereunder shall have occurred, the Collateral Agent or any Holder receives any payment, distribution, or proceeds in respect of Collateral or proceeds (as defined in the Uniform Commercial Code) of Collateral as a result of an Exercise of Secured Creditor Remedies (as defined in the First Lien/Second Lien Intercreditor Agreement) or otherwise contrary to the provisions of the First Lien/Second Lien Intercreditor Agreement, the Collateral Agent and/or such Holder shall be deemed to receive and hold the same in trust as trustee for the benefit of the holders of the First Priority Lien Obligations from time to time and shall forthwith deliver such payment, distribution, or proceeds to their agent in precisely the form received (except for the endorsement or assignment by the Collateral Agent or any Holder where necessary) in accordance with the First Lien/Second Lien Intercreditor Agreement, for application on any of the First Priority Lien Obligations, whether then due or yet to become due. In the event of the failure of the Collateral Agent or any Holder to make any such endorsement or assignment to the agent for the holders of the First Priority Lien Obligations from time to time, such agent and any of its officers or agents are hereby irrevocably authorized to make such endorsement or assignment and the Collateral Agent, for and on behalf of itself and each Holder, irrevocably appoints such as its and each Holder’s lawful attorney in fact for the purpose of enabling such agent to make such endorsement or assignment in the name of the Collateral Agent or any Holder.

Section 11.04 Application of Proceeds.

All Collateral and all proceeds (as defined in the Uniform Commercial Code) of Collateral received by the Collateral Agent or the Holders in connection with any Exercise of Secured Creditor Remedies (as defined in the First Lien/Second Lien Intercreditor Agreement) shall be applied.

first, to the payment of costs and expenses of the agent for the holders from time to time of the First Priority Lien Obligations in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the First Priority Lien Obligations in accordance with the documents governing such First Priority Lien Obligations until the date upon which the First Priority Lien Obligations are paid in full in cash (or, if permitted by the relevant documents, cash collateralized) after or concurrently with termination of all commitments to extend credit thereunder shall have occurred, third, to the payment of the Obligations under the Floating Rate Notes, the Floating Rate Note Guarantees, the Notes and Note Guarantees, on a pro rata basis, and fourth, to the Company or Guarantors or to whosoever may be lawfully entitled to receive the same or as court of competent jurisdiction may direct.

Section 11.05 Further Assurances.

(a) The Company and the Guarantors shall, at their sole expense, do all acts which may be reasonably necessary, to confirm that the Collateral Agent holds, for the benefit of the Holders of the Notes and the Trustee, duly created, enforceable and perfected and at least second-priority Liens and security interests in the Collateral (subject to Permitted Liens) to the extent required and permitted by this Indenture, the Collateral Documents and the Intercreditor Agreements.

(b) As necessary, the Company and the Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions as the Collateral Agent may reasonably request, which may be necessary, to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, including with respect to after-acquired Collateral, to the extent required and permitted by this Indenture, the Collateral Documents and the Intercreditor Agreements.

(c) Notwithstanding anything contained herein, the Company and the Guarantors shall not be required to (1) take any action to create or perfect any Lien under the law of any jurisdiction other than the United States, unless required to do so under the Credit Agreement, (2) so long as the Credit Agreement is in place, take any action to perfect the security interest in any vehicle or other goods subject to a certificate of title issued by any state that does not permit recordings of second liens on its certificate of titles or (3) take any action with respect to obtaining control agreements with respect to deposit accounts and securities accounts, except (i) as long as the Credit Agreement is in existence, to take commercially reasonable efforts to obtain control agreements with respect to those deposit accounts and securities accounts for which control agreements in favor of the administrative agent under the Credit Agreement are in effect, and (ii) if the Credit Agreement is no longer in existence, to take commercially reasonable efforts to obtain control agreements with respect to all deposit accounts except for any deposit account so long as the aggregate amount of funds in such other deposit accounts for which the Collateral Agent has not received a deposit account control agreement shall not exceed $500,000 in the aggregate as to all such deposit accounts.

Section 11.06 Impairment of Security Interest.

The Parent and the Company shall not take or omit to take, nor permit any of the Restricted Subsidiaries to take or omit to take, any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral. The Parent and the Company will not enter into, nor permit any of the Restricted Subsidiaries to enter into, any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, if such agreement is otherwise prohibited by this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreements. The Parent and the Company shall, and shall cause each other Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents; provided, however, that nothing herein shall require the Company or any Guarantor to take any actions described in Section 11.05(c).

Section 11.07 After-Acquired Property.

Upon the acquisition by the Parent, the Company or any other Guarantor after the Issue Date of any real property that qualifies as Collateral, has a fair market value (it being presumed that the gross purchase price paid for such real property upon its acquisition is fair market value) of at least $250,000 and has been pledged as Collateral for the benefit of the lenders under the Credit Agreement (“Qualified After-Acquired Real Property”), the Parent, the Company or the applicable other Guarantor shall, at the request of the Collateral Agent, execute or deliver to the Collateral Agent any and all financing statements, future filings, service agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel and all other documents that the Collateral Agent shall reasonably request in order to create and perfect liens in favor of the Collateral Agent in such Qualified After-Acquired Real Property. No such documents shall be required to be provided in respect of real property acquired by a CFC if providing such documents would result in adverse tax consequences or costs to the Parent, the Company or the other Guarantors in excess of the benefits afforded to the Collateral Agent thereby.

Section 11.08 Real Estate Mortgages and Filings.

With respect to the Mortgaged Real Properties, within 90 days of the Issue Date (or within 90 days of the acquisition of Qualified After-Acquired Real Property or in each case before such later date as agreed to by the administrative agent or the lenders under the Credit Agreement):

(a) the Company shall deliver to the Collateral Agent a Mortgage with respect to each Mortgaged Real Property, each dated as of the Issue Date (or such later date on which such Mortgage is delivered in accordance with the requirements of this Indenture and/or the Collateral Documents), duly executed by the Company or the applicable Guarantor, together with evidence of recording (or satisfactory arrangements for the recording) of each such Mortgage (and payment of any taxes or fees in connection therewith) as necessary to create a valid, perfected at least second-priority Lien (subject to Permitted Liens);

(b) the Collateral Agent shall have received ALTA title insurance policies in favor of the Collateral Agent, as mortgagee or beneficiary (as applicable) under each of the Mortgages, in the form necessary to insure that the Liens created by each Mortgage constitute valid and at least second-priority Liens on the Mortgaged Real Property (subject only to Permitted Liens), amounts satisfactory to the Collateral Agent assuring the Collateral Agent that the Mortgages on such Real Property Collateral are valid and enforceable second-priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the policies otherwise shall be in form and substance satisfactory to the Collateral Agent, and each such policy to include such legally available endorsements and affirmative coverages as included in the policies delivered in connection with the Credit Agreement, if applicable, and to the extent available at commercially reasonable rates; and

(c) the Company shall deliver to the Collateral Agent, with respect to each Mortgaged Real Property, such evidence of filings, surveys (or affidavits of no change to survey that the title company may reasonably require as necessary to issue such title insurance policy), local counsel opinions, and fixture filings (if applicable), along with such other documents, instruments, certificates and agreements, to create, evidence or perfect a valid and at least second-priority Lien in connection with the execution and delivery of the Mortgages, together with the delivery to the Trustee of an Officers’ Certificate required under Section 11.10 (c). No Opinion of Counsel under Section 13.04 or otherwise shall be required.

Section 11.09 Release of Liens on the Collateral.

(a) The Liens on the Collateral will be released with respect to the Notes and the Note Guarantees, as applicable:

(1) in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes and all other obligations thereunder;

(2) in whole, upon satisfaction and discharge of the Indenture;

(3) in whole, upon a legal or covenant defeasance as set forth in Section 8.02 or Section 8.03 hereof;

(4) in whole or in part, as to any property constituting Collateral that is sold or otherwise disposed of in a transaction permitted by Section 4.10 and by the Collateral Documents (to the extent of the interest sold or disposed of) or otherwise permitted by this Indenture and the Collateral Documents; or otherwise in accordance with, and as expressly provided for under, this Indenture or the Intercreditor Agreements;

(5) in whole as to all Collateral that is owned by a Guarantor that is released from its Note Guarantee in accordance with this Indenture; and

(6) with the consent of Holders of 75% in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes);

provided, that, in the case of any release in whole pursuant to clauses (1) through (3) above, all amounts owing to the Trustee under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreements have been paid or otherwise provided for to the reasonable satisfaction of the Trustee.

(b) Upon compliance by the Company or the Guarantors, as the case may be, with the conditions precedent set forth in clauses (a) and (b) of this Section 11.09, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company or the Guarantors, as the case may be, the released Collateral and, if necessary, the Collateral Agent shall, at the Company’s expense, cause to be filed such documents or instruments (as prepared by the Company and provided to the Collateral Agent) as shall be necessary to provide for the release by the Collateral Agent of the released Collateral.

(c) The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Collateral Documents if and to the extent the Collateral is released pursuant to this Indenture, the Collateral Documents or the Intercreditor Agreements or upon the termination of this Indenture. Notwithstanding any provision to the contrary herein, as and when requested in writing by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver Uniform Commercial Code or similar financing statement amendments or releases (or amendments or releases to other perfection documents or registrations) (which shall be prepared by the Company) solely to the extent necessary to delete any such released Collateral from the description of assets in any previously filed financing statements or other perfection documents or registrations. If requested in writing by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements (which shall be prepared by the Company) and to take such other action as the Company may request to evidence or confirm that released Collateral described in the immediately preceding sentence has been released from the Liens of each of the Collateral Documents. The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Trustee.

(d) Notwithstanding any provision to the contrary herein, as and when requested by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver Uniform Commercial Code financing statement amendments or releases (or amendments or releases to other perfection documents or registrations) (which shall be prepared by the Company) solely to the extent necessary to delete Excluded Assets from the description of assets in any previously filed financing statements or other perfection documents or registrations. If requested by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements (which shall be prepared by the Company) and to take such other action as the Company may request to evidence or confirm that Excluded Assets described in the immediately preceding sentence has been released from the Liens of each of the Collateral Documents. The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Trustee.

Section 11.10 Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Collateral Documents.

(a) Subject to the provisions of Sections 11.02, 11.03 and 11.04 of this Indenture, the Collateral Documents and the Intercreditor Agreements and unless otherwise expressly provided herein or therein, each of the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, and shall, at the direction of a majority of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and the Intercreditor Agreements and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Guarantors hereunder and thereunder. Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents, the Intercreditor Agreements or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Notwithstanding the foregoing, the Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.

(c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Company and each Guarantor shall deliver to the Trustee or the Collateral Agent the following:

(1) a request from the Company that such Collateral be added;

(2) the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Collateral Documents entered into on the date of this Indenture, with such changes thereto as the Company shall consider appropriate, or in such other form as the Company shall deem proper; provided, that, any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(3) an Officers’ Certificate to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with. No Opinion of Counsel under Section 13.04 or otherwise shall be required; and

(4) such financing statements, if any, as the Company shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d) The Trustee or the Collateral Agent, in giving any consent or approval under the Collateral Documents or the Intercreditor Agreements, shall receive, as a condition to such consent or approval, an Officers’ Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given does not adversely affect the interests of the Holders or impair the security of the Holders in contravention of the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate.

(e) The Trustee and the Collateral Agent, as applicable, are authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements.

Section 11.11 New Intercreditor Arrangements.

(a) If Indebtedness is incurred under Section 4.09(b)(1) and such Indebtedness is secured by any Collateral held or released by the administrative agent under the Credit Agreement and the Notes and the Note Guarantees are also secured by any such asset that qualifies as Collateral with a Lien priority that is intended to be junior to that of such Indebtedness, then the Collateral Agent and the representative of the holders of such Indebtedness will (i) if such Indebtedness does not replace the Indebtedness under the Credit

Agreement, enter into an intercreditor agreement with customary terms and provisions, or an amendment or supplement to the First Lien/Second Lien Intercreditor Agreement, with the representative of holders of such Indebtedness and the administrative agent under the Credit Agreement (if the administrative agent under the Credit Agreement so agrees) and (ii) if such Indebtedness replaces the Indebtedness under the Credit Agreement, become party to an intercreditor agreement with terms substantially similar to the First Lien/Second Lien Intercreditor Agreement.

(b) If Indebtedness is incurred that has, and is permitted to be pursuant to the terms of this Indenture, to have equal Lien priority as the Notes and the Note Guarantees, as the case may be, then the Collateral Agent, at the written request of the Company, will enter into an intercreditor agreement with customary terms and provisions which are reasonably satisfactory to the Collateral Agent, or an amendment or supplement to the First Lien/Second Lien Intercreditor Agreement, with the representative of holders of such Indebtedness and the representatives under the Credit Facilities (if the representatives under the Credit Facilities so agree), and, if applicable, an amendment to the Second Lien Intercreditor Agreement.

(c) If Indebtedness is incurred that is, and is permitted to be pursuant to the terms of this Indenture, secured on a junior priority basis by any Collateral, then the Collateral Agent, at the written request of the Company, will enter into an intercreditor agreement, with customary terms and provisions which are reasonably satisfactory to the Collateral Agent, or a supplement to the Intercreditor Agreement, with the representative of holders of such Indebtedness and the representatives under the Credit Facilities (if the representatives under the Credit Facilities so agree), and, if applicable, an amendment to the Second Lien Intercreditor Agreement.

Section 11.12 Limitations on Stock and Related Collateral.

(a) The Capital Stock and other securities owned by the Company or any Guarantor shall constitute Collateral only to the extent that such Capital Stock and other securities can secure the Notes or the Note Guarantees, as applicable, without Rule 3-16 of Regulation S-X under the Securities Act requiring separate financial statements of such Guarantor to be filed with the SEC. In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of the Company or any Guarantor due to the fact that the Company or such Guarantor’s Capital Stock and other securities secure the Notes or the Note Guarantees, then the Capital Stock and other securities of such Guarantor shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement).

(b) In such event, this Indenture and Collateral Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the second-priority security interests on the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) the Company or such Guarantor’s Capital Stock and other securities to secure the Notes or the Note Guarantees in excess of the amount then pledged without the filing with the SEC of separate financial statements of the Company or such Guarantor, then the Capital Stock and other securities of the Company or such Guarantor shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, this Indenture and the Collateral Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to subject such additional Capital Stock and other securities to the Liens under this Indenture and the Collateral Documents.

Section 11.13 Conflicts Between this Indenture, Collateral Documents and the Intercreditor Agreements.

Notwithstanding anything herein to the contrary contained in this Indenture or any Collateral Document, the lien and security interest granted to the Collateral Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Trustee or the Collateral Agent hereunder or thereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Indenture or any Collateral Document, the terms of such Intercreditor Agreement shall govern and control. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and the terms of any other Intercreditor Agreement, the terms of the First Lien/Second Lien Intercreditor Agreement shall govern and control.

ARTICLE 12.

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable at their maturity within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13.

MISCELLANEOUS

Section 13.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties will control.

Section 13.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Angiotech Pharmaceuticals (US), Inc.

1618 Station Street

Vancouver, British Columbia

Canada V6A 1B6

Facsimile No.: (604) 221-6915

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Facsimile No.: (310) 203-7199

Attention: Gregory Klein, Esq.

If to the Trustee:

Deutsche Bank National Trust Company.

222 South Riverside Plaza, 25th Floor

Chicago, IL 60606

Facsimile No.: (312) 537-1009

Attention: Kathy Cokic

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

321 North Clark Street, Suite 2800

Chicago, IL 60654-5313

Facsimile No.: (312) 832-4700

Attention: Mark F. Hebbeln, Esq.

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal or provincial securities laws.

Section 13.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Foreign Currency Equivalents.

For purposes of determining compliance with any U. S. dollar denominated restriction or amount, the U. S. dollar equivalent principal amount of any amount denominated in a foreign currency will be the Dollar Equivalent calculated on the date the Indebtedness was incurred or other transaction was entered into, or first committed, in the case of revolving credit debt, provided that if any Permitted Refinancing Indebtedness is incurred to refinance Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated on the date of such refinancing, such U.S. dollar denominated restriction will be deemed not have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision in this Indenture, no restriction or amount will be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Section 13.13 Consent to Jurisdiction and Service of Process.

The Company and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in the City of New York in any suit or proceeding arising out of or relating to this Indenture or the transactions contemplated hereby. Each Guarantor hereby irrevocably appoints the Company as its agent upon which process may be served relating to this Indenture. The Company acknowledges that it has for itself and on behalf of each Guarantor, by separate written instrument, irrevocably designated and appointed National Registered Agents, Inc. (and any successor entity) as its authorized agent in the Borough of Manhattan in the City of New York upon which process may be served in any such suit or proceeding, acknowledges that National Registered Agents, Inc. has accepted such designation and agrees that service of process upon such agent, and written notice of said service to the Company or any Guarantor, by the person serving the same to the address provided in Section 13.02 of this Indenture, shall be deemed in every respect effective service of process upon the Company or any Guarantor in any such suit or proceeding. The Company and the Guarantors further agree to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect until the obligations of the Company and the Guarantors under this Indenture have been satisfied and discharged.

Section 13.14 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.15 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.16 Interest Act (Canada.)

For the purposes of the Interest Act (Canada), the yearly rate of interest, to which interest calculated on the basis of a year of 360 days is equivalent, is the rate of interest payable under the Notes multiplied by the number of days in the year divided by 360.

[Signatures on following page]

SIGNATURES

Dated as of August     , 2012

ANGIOTECH PHARMACEUTICALS (US), INC.

By:
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

ANGIOTECH PHARMACEUTICALS, INC.

By:
Name:	K. Thomas Bailey
Title:	Chief Executive Officer and President

Indenture

[Signature Page – Senior Secured FRN Indenture]

AMERICAN MEDICAL INSTRUMENTS HOLDINGS, INC.

By:
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

ANGIOTECH AMERICA, INC

By:
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

ANGIOTECH BIOCOATINGS CORP.

By:
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

ANGIOTECH INTERNATIONAL HOLDINGS, CORP.

By:
Name:	Jay Dent
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

B.G. SULZLE, INC.

By:
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

MANAN MEDICAL PRODUCTS, INC.

By:
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

MEDICAL DEVICE TECHNOLOGIES, INC.

By:
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

QUILL MEDICAL, INC.

By:
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

SURGICAL SPECIALTIES CORPORATION

By:
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:
Name:	Katherine Cokic
Title:	Vice President

By:
Name:	Victoria Y. Dovyon
Title:	Vice President

Indenture

EXHIBIT A

EXHIBIT A

[Face of Note]

CUSIP/CINS

9% Senior Notes due 2016

No.	$

ANGIOTECH PHARMACEUTICALS (US), INC.

promises to pay to CEDE & CO. or registered assigns,

the principal sum of                                          DOLLARS on December 1, 2016.

Interest Payment Dates: March 1, June 1, September 1 and December 1.

Record Dates: February 15, May 15, August 15 and November 15.

Dated: August     , 2012

ANGIOTECH PHARMACEUTICALS (US), INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:
Authorized Signatory

[Back of Note]

9% Senior Notes due 2016

THIS NOTE IS SUBJECT TO (1) THAT CERTAIN INTERCREDITOR AGREEMENT (AS AMENDED FROM TIME TO TIME, THE “FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT”) DATED AS OF MAY 12, 2011, BY AND BETWEEN WELLS FARGO CAPITAL FINANCE, LLC, AS ARRANGER AND ADMINISTRATIVE AGENT UNDER THE CREDIT AGREEMENT (AS SUCH TERM IS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) AND DEUTSCHE BANK NATIONAL TRUST COMPANY, AS FRN COLLATERAL AGENT AND AS COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INDENTURE GOVERNING THIS NOTE), AND ACKNOWLEDGED BY DEUTSCHE BANK NATIONAL TRUST COMPANY, AS FRN TRUSTEE AND AS TRUSTEE (AS SUCH TERMS ARE DEFINED IN THE INDENTURE GOVERNING THIS NOTE), AND BY ANGIOTECH PHARMACEUTICALS, INC. AND EACH OF ITS AFFILIATES SIGNATORY THERETO AND (2) THAT CERTAIN INTERCREDITOR AGREEMENT (AS AMENDED, THE “SECOND LIEN INTERCREDITOR AGREEMENT”) DATED AS OF THE DATE HEREOF, BETWEEN THE FRN AGENT AND THE 9% NOTES AGENT AND ACKNOWLEDGED BY ANGIOTECH PHARMACEUTICALS, INC. AND EACH OF ITS AFFILIATES SIGNATORY THERETO. THE LIENS AND SECURITY INTERESTS EVIDENCED HEREBY AND IN THE RELATED COLLATERAL DOCUMENTS ARE SUBORDINATE TO THE SENIOR INDEBTEDNESS (AS DEFINED THEREIN) IN THE MANNER AND TO THE EXTENT SET FORTH IN, AND AS MORE PARTICULARLY DESCRIBED IN, THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT AND PARI PASSU WITH THE OTHER SECOND LIEN INDEBTEDNESS (AS DEFINED THEREIN) IN THE MANNER AND TO THE EXTENT SET FORTH IN, AND AS MORE PARTICULARLY DESCRIBED IN, THE SECOND LIEN INTERCREDITOR AGREEMENT, AND EACH MAKER OR GUARANTOR OF THIS NOTE, BY ITS EXECUTION HEREOF, AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT AND BY THE PROVISIONS OF THE SECOND LIEN INTERCREDITOR AGREEMENT.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Angiotech Pharmaceuticals (US), Inc., a corporation organized under the laws of the State of Washington (the “Company”), promises to pay interest on the principal amount of this Note at a rate per annum equal to 9% (computed on the basis of a 360-day year comprised of twelve 30-day months), until maturity. The Company will pay interest quarterly in arrears on each March 1, June 1, September 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be September 1, 2012.

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application, or the maximum rate permitted by Canadian law.

Interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and interest, if any, will accrue at a rate that is 2% per annum in in excess of the then applicable interest rate on the Notes (computed on the basis of a 360-day year comprised of twelve 30-day months), and the Company will pay interest on overdue installments of interest at such higher rate to the extent lawful.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 15, May 15, August 15 or November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank National Trust Company, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of August     , 2012 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time after the date hereof, the Company will have the option to redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, and any outstanding fees, expenses or other amounts owing in respect thereof. The Company may redeem Notes only if all Floating Rate Notes then outstanding, if any, are redeemed concurrently under the Floating Rate Notes Indenture. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101 % of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 20 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Parent, the Company or a Restricted Subsidiary of the Parent consummates any Asset Sales, except as set forth in the Indenture, when the aggregate amount of Excess Proceeds exceeds $5.0 million, the Parent or the Company will, within 20 days thereof, commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.11 of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Parent, the Company (or such Restricted Subsidiary) may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The

Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders (or by the “Holders,” under and as defined in the Floating Rate Notes Indenture) of at least a majority in aggregate principal amount of the then outstanding Notes, including Additional Notes, if any, and Floating Rate Notes, voting as a single class, and subject to certain exceptions, any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders (or by the “Holders,” under and as defined in the Floating Rate Notes Indenture) of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, and Floating Rate Notes, voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in case of an amalgamation, merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to conform the text of the Indenture, the Note Guarantees, the Collateral Documents or the Notes to any provision of the “Description of Notes” section of the Company’s Offering Circular dated July 3, 2012, as supplemented on             , 2012, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, the Collateral Documents or the Notes, to enter into any additional or supplemental Collateral Documents, to release Collateral in accordance with the terms of the Indenture, the Collateral Documents and the Intercreditor Agreements, to make complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Collateral Documents or any release of Collateral that becomes effective as set forth in the Indenture, any of the Collateral Documents or the Intercreditor Agreements, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes.

(12) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) failure by the Parent, the Company or any of their Restricted Subsidiaries to comply with the provisions of Sections 4.07, 4.09, 4.10, 4.15 or 5.01 of the Indenture; (iv) failure by the Parent, the Company or any of their Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders (or by the “Holders,” under and as defined in the Floating Rate Notes Indenture) of at least 25% in aggregate principal amount of the Notes and Floating Rate Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture other than those listed in clause (1), clause (2), or clause (3) of Section 6.01 of the Indenture; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent, the Company or any of their Restricted Subsidiaries (or the payment of which is guaranteed by the Parent, the Company or any of their Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (vi) failure by the Parent, the Company or any of their Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $ 10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) (A) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Documents) with respect to Collateral having a Fair Market Value in excess of $10.0 million, or an assertion by the Parent, the Company or any of their Restricted Subsidiaries that any Collateral having a Fair Market Value in excess of $10.0 million is not subject to a valid perfected security interest (except as permitted by the terms of the Indenture or the Collateral Documents); or (B) the repudiation by the Parent, the Company or any of their Restricted Subsidiaries of any of their material obligations under any Collateral Document; (viii) certain events of bankruptcy or insolvency with respect to the Parent, the Company or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law; or (ix) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders (or by the “Holders,” under and as defined in the Floating Rate Notes Indenture) of at least 25% in aggregate principal amount of the then outstanding Notes and Floating Rate Notes, voting as a single class, may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any,) if it determines that withholding notice is in their interest. The Holders (or the “Holders,” under and as defined in the Floating Rate Notes Indenture) of a majority in aggregate principal amount of the then outstanding Notes and Floating Rate Notes, voting as a single class, by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Company or any of the Guarantors, as such, will not have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Angiotech Pharmaceuticals (US), Inc.

1618 Station Street

Vancouver, British Columbia

Canada VGA 1B6

Telephone: (604) 221-7676

Facsimile: (604) 221-6915

Attention: General Counsel

with copies thereof to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Telephone: (310) 203-7177

Facsimile: (310) 203-7199

Attention: Gregory Klein, Esq.

(19) Intercreditor Agreements. Notwithstanding anything herein to the contrary contained in this Note, the Indenture or any Collateral Document, the lien and security interest granted to the Collateral Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Trustee or the Collateral Agent hereunder or thereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreements and the terms of this Note, the Indenture or any Collateral Document, the terms of such Intercreditor Agreement shall govern and control. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and any other Intercreditor Agreement, the terms of the First Lien/Second Lien Intercreditor Agreement shall govern and control.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                 to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                 ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT B

B-0

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of August__, 2012 (the “Indenture”) among Angiotech Pharmaceuticals (US), Inc., (the “Company”), the Guarantors party thereto and Deutsche Bank National Trust Company, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Signature Pages Follow]

B-1

ANGIOTECH PHARMACEUTICALS, INC.

By:
Name:	K. Thomas Bailey
Title:	Chief Executive Officer & President

AMERICAN MEDICAL INSTRUMENTS HOLDINGS, INC.

By:
Name:	K. Thomas Bailey
Title:	President

ANGIOTECH AMERICA, INC.

By:
Name:	K. Thomas Bailey
Title:	President

ANGIOTECH BIOCOATINGS CORP.

By:
Name:	K. Thomas Bailey
Title:	President

ANGIOTECH INTERNATIONAL HOLDINGS, CORP.

By:
Name:	Jay Dent
Title:	President

B.G. SULZLE, INC.

By:
Name:	K. Thomas Bailey
Title:	President

MANAN MEDICAL PRODUCTS, INC.

By:
Name:	K. Thomas Bailey
Title:	President

MEDICAL DEVICE TECHNOLOGIES, INC.

By:
Name:	K. Thomas Bailey
Title:	President

QUILL MEDICAL, INC.

By:
Name:	K. Thomas Bailey
Title:	President

SURGICAL SPECIALTIES CORPORATION

By:
Name:	K. Thomas Bailey
Title:	President

EXHIBIT C

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , 200    , among (i)                     (the “Guaranteeing Subsidiary”), a direct or indirect subsidiary of Angiotech Pharmaceuticals Inc., a corporation organized under the laws of the Province of British Columbia (or its permitted successor) (the “Parent “), (ii) the Parent, (iii) Angiotech Pharmaceuticals (US), Inc., a corporation organized under the laws of the State of Washington (the “Company “), (iv) the other Guarantors (as defined in the Indenture referred to herein) and (v) Deutsche Bank National Trust Company, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors (other than the Guaranteeing Subsidiary) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August     , 2012, providing for the issuance of 9% Senior Notes due 2016 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

ANGIOTECH PHARMACEUTICALS (US), INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

Deutsche Bank National Trust Company, as Trustee

By:
Authorized Signatory

EXHIBIT D

EXHIBIT D-1

[First Lien/Second Lien Intercreditor Agreement]

EXHIBIT D-2

[Reaffirmation and Joinder Agreement]

EXHIBIT D-3

[Second Lien Intercreditor Agreement]